SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                 CURRENT REPORT UNDER TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (date of earliest event reported): January 6, 1998
                        Commission File Number:  0-10104


                            LA TEKO RESOURCES LTD.
             (Exact Name of Registrant as Specified in its Charter)


             BRITISH COLUMBIA                       87-0483319
     (State or other jurisdiction of      (IRS Employer Identification No.)
      incorporation or organization)


     625 HOWE STREET, SUITE 500
             VANCOUVER, B.C.                         V6C 2T6
     (Address of Principal Executive Offices)       (Zip Code)


              Registrant's Telephone Number, including Area Code:
                               (604) 688-0833


                               NOT APPLICABLE
     (Former name, former address, and formal fiscal year, if changed since last report)


                             ITEM 5:  OTHER EVENTS


La Teko Resources Ltd. announced on January 6, 1998, further to its news release of December 29, 1997, that the option of the Ryan Lode, Fairbanks, Alaska, property to Silverado Gold Mines Ltd. has closed. Initial terms of the option have been modified as follows: On closing, Silverado delivered one million shares of Silverado common stock to La Teko. Silverado is also required to make a payment of $200,000 on January 30, 1998, $150,000 of which will be applied to an advance royalty payment on the property, and an additional $450,000 on February 27, 1998.

All other terms and conditions of the option, whereby Silverado has the right to acquire a 100% interest in the property for $12 million, will remain the same as previously announced. In addition, Silverado is required to make the following annual payments: $300,000 due on December 1, 1998; $400,000 due on December 1, 1999; and $700,000 due on December 1, 2000. In order to maintain its purchase right, Silverado will also complete minimum expenditures on the Ryan Lode property of $1 million in each of the first three years of the option term, including the costs of ongoing reclamation, property maintenance and advance royalty payments. Beginning December 1, 2000, Silverado will have 18 months to complete construction of a mill and to place the property into production. Once the mill has been running for 30 days, Silverado will make an additional $3 million payment to La Teko, with the balance of the $12 million to be paid six months thereafter. Should the property not proceed into production within 18 months, the option can be extended with annual payments of $500,000 to La Teko, $375,000 of which will be credited against the purchase price.

The closing of this deal, in these difficult market conditions, represents a significant achievement both for Silverado and the Company. La Teko will realize considerable savings as a result of this transaction, particularly in the area of ongoing reclamation costs and environmental monitoring related to earlier mining activity at Ryan Lode.

DISCOVERY GULCH

The Company is pleased to report the discovery of a significant gold geochemical anomaly in soils on its Discovery Gulch property in the Circle Mining District, 125 miles northeast of Fairbanks, Alaska. The Circle Mining District, which has a long history of gold placer mining, has produced in excess of 500,000 ounces of gold and has recently seen an increase in exploration activity. A reconnaissance ridge soil sampling program during the summer outlined an area with seven samples ranging in value from 30 to 1125 parts per billion gold (ppb
Au) with associated elevated arsenic values. A follow-up program of 78 samples on a 100 foot grid returned 44 samples with values greater than 100 ppb Au with associated elevated arsenic. La Teko has acquired additional claims to solidify its property position in the area. The gold anomaly's strength and character is indicative of a bedrock source. The Company is encouraged by these promising results from this early stage project and will pursue the anomaly's source during the 1998 field season.

                                   SIGNATURES

      Pursuant to the requirements of section 13 or 15(d) of the Securities Exchange of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   LA TEKO RESOURCES LTD.


Dated:  March 16, 1998             By /s/ Gerald G. Carlson, President